Exhibit 10.4

AMENDED AND RESTATED COMMERCIAL LEASE

RECITALS:

A.           Landlord and Tenant as defined below, entered into that certain Commercial Lease Agreement dated as of March 23, 2018 covering the Leased Premises (defined below) which was amended and restated by that certain Commercial Lease Agreement dated November 28, 2018 which was further amended and restated by that certain Amended Commercial Lease Agreement dated January 15, 2019 (“Original Lease”).

B.           Landlord and Tenant desire to amend and restate the Original Lease in its entirety as provided below.

ARTICLE 1.00 BASIC LEASE TERMS

1.01       Parties. This Amended and Restated Commercial Lease (this “Lease”) is entered into between the following Landlord and Tenant:

Landlord:	Global Wells Investment Group LLC, a Texas limited liability company

Tenant:	Lollicup USA Inc., a California corporation.

1.02       Leased Premises. In consideration of the rents, terms, provisions and covenants of this Lease, Landlord hereby leases, lets and demises to Tenant the following described premises (the “Leased Premises”):

Unit A, of The 3201 Capital Blvd. Condominium (“Condominium”) comprised of 490,000 square feet of rentable area (“Rentable Area”) together with Unit A’s undivided interest in and to the Common Elements as defined in and provided by that certain Declaration of Condominium Regime for The 3201 Capital Blvd. Condominium of Landlord recorded and effective as of ______________, 2019 in Book ___, Page ___ of the Official Public Records of Rockwall County, Texas (“Condominium Declaration”)

Street address/suite number: Unit A, 3201 Capital Blvd, Rockwall Texas 75032.

as more particularly outlined on the Condominium Plat attached as Exhibit A .

1.03         Term. The effective date of this Lease is March 23, 2018, (the “Effective Date”) and the term of this Lease commences on May 1, 2019 (the “Commencement Date”) and shall continue thereafter for a period of one hundred twenty (120) months following the Commencement Date, expiring on May 1, 2029 (the “Expiration Date”) unless sooner terminated in accordance with the terms and provisions of this Lease (such period, including any extensions or renewals thereof as provided on Rider A hereto, shall be referred to as the “Term”).

1.04         Base Rent. The base rent (the “Base Rent”) during the Term is as follows:

Lease Month	Monthly Base Rent Payment	Annual Base Rent Payment	Annual PSF Base Rent
May 1, 2019 – October 31, 2019 (the “Free Rent Period”)	$0	$0	$0
October 1, 2019 – March 31, 2021	$196,000.00	$2,352,000.00	$4.80
April 1, 2021 – March 31, 2023	$201,880.00	$2,422,560.00	$4.94
April 1, 2023 – March 31, 2025	$207,936.40	$2,495,236.80	$5.09
April 1, 2025 – March 31, 2027	$214,174.49	$2,570,093.90	$5.25
April 1, 2027 – March 31, 2029	$220,599.73	$2,647,196.72	$5.40

For purposes hereof, the first “Lease Month” shall begin on the Commencement Date and extend until the last day of the first full calendar month thereafter, and each succeeding Lease Month shall be each calendar month thereafter.

1.05      Additional Rent. Tenant shall also pay, as additional rent (the “Additional Rent”), (a) its pro rata share of the Operating Expenses (hereinafter defined, and (b) any other charges owing by Tenant to Landlord under the terms of this Lease.

1.06      Security Deposit. None.

1.07      Guarantor. None.

1.08      Addresses.

Landlord’s Address:	Tenant’s Address:

Global Wells Investment Group LLC	Lollicup USA, Inc.
1 Medline Drive	6185 Kimball Ave.
Wilmer, Texas 75172	Chino, California 91708

ATTN.: Alan Yu	ATTN.: Marvin Cheng
Telephone:	Telephone: (626) 965-8882
Facsimile:	Facsimile:

The parties should refer to Section 13.05 regarding the proper methods of sending notices between Landlord and Tenant.

1.09       Permitted Use. Manufacturing and storage of paper and plastic goods and any other lawful use. (See Section 3.01)

ARTICLE 2.00 RENT

2.01      Base Rent. Tenant agrees, without demand, setoff or deduction, to pay monthly as Base Rent during the Term of this Lease the sum of money set forth in Section 1.04 of this Lease, which amount shall be payable to Landlord at the address shown above. Monthly installment of Base Rent and Additional Rent (collectively, the “Rent”) shall be due and payable on the first day of each calendar month succeeding the Free Rent Period during the Term of this Lease; provided, if the Expiration Date of this Lease should be a date other than the first day of a calendar month, the monthly rental set forth above shall be prorated to the end of that calendar month. Tenant shall pay, as Additional Rent, all other sums due under this Lease at the same time that monthly Base Rent is due.

2.02      Operating Expenses. Tenant agrees to pay as Additional Rent, (except during the applicable Free Rent Period) Tenant’s pro rata share of Operating Expenses (as hereinafter defined) for the Leased Premises. For purposes of this Lease, Tenant’s pro rata share of Operating Expenses shall be paid by Tenant in the proportion that the Rentable Area in the Leased Premises (as set forth hereinabove) bears to the total Rentable Area in Unit A and Landlord and Tenant agree that such pro rata share shall equal one hundred percent (100%). Landlord may invoice Tenant monthly for Tenant’s pro rata share of the estimated Operating Expenses for each calendar year, which amount shall be adjusted each year based upon anticipated Operating Expenses determined in Landlord’s reasonable discretion. Within four (4) months following the close of each calendar year, Landlord shall provide Tenant an accounting showing in reasonable detail all computations of Operating Expenses due under this section including. In the event the accounting shows that the total of the monthly payments made by Tenant exceeds the amount of Operating Expenses due by Tenant under this section, the accounting shall be accompanied by a refund. In the event the accounting shows that the total of the monthly payments made by Tenant is less than the amount of Operating Expenses due by Tenant under this section, the accounting shall be accompanied by an invoice for the Operating Expenses due as Additional Rent. If this Lease shall terminate on a day other than the last day of a calendar year, the amount of any Additional Rent payable by Tenant applicable to the year in which such termination shall occur shall be prorated on the ratio that the number of days from the commencement of the calendar year to and including the Expiration Date bears to 365. Tenant shall have the right, at its own expense and within six (6) months after Tenant receives the accounting described above, to audit Landlord’s books relevant to the Additional Rent payable under this section upon reasonable notice to Landlord, but not more than once each calendar year; however, if the audit correctly discloses an overpayment by Tenant of more than the greater of (a) five percent (5%) of Operating Expenses or (b) Five Hundred and No/100 Dollars ($500.00), Landlord shall pay for the reasonable cost of such audit. Tenant agrees to keep the results of any audit strictly confidential and pay any Additional Rent due under this section within ten days following receipt of the invoice or accounting showing Additional Rent due.

2.03      Definition of Operating Expenses. The term “Operating Expenses” includes all expenses actually incurred by Landlord with respect to the maintenance and operation of the Project, including, but not limited to, the following: maintenance and repair; security; management fees, an overhead and supervisory fee, wages and benefits payable to Landlord’s employees whose duties are directly connected with the operation and maintenance of the Project; all services, utilities, supplies, repairs, or other expenses for maintaining and operating the Leased Premises Common; the cost, including interest, amortized over its useful life, of installation of any device or other equipment that improves the operating efficiency of any system within the Leased Premises and thereby reduces Operating Expenses; all real property taxes and installments of special assessments (with Landlord being required to either elect the installment treatment for special assessments or otherwise treat Operating Expenses as though Landlord had elected the installment treatment with regard to special assessments), including dues and assessments by means of deed restrictions and/or owners’ associations that accrue against the Leased Premises during the Term of this Lease; tax consultants’ fees, and all insurance premiums Landlord is required to pay or deems necessary to pay, including public liability insurance, with respect to the Leased Premises. The term “Operating Expenses” does not include the following:

(a) repairs, restoration or other work occasioned by fire, wind, the elements or other casualty that are reimbursed by insurance proceeds; income and franchise taxes of Landlord (except to the extent that such taxes are levied as substitution for or in lieu of real property taxes);

(b) any increase in insurance premiums to Unit A or the Condominium as a result of the business activities of other tenants or unit owners;

(c) the costs of any capital replacements;

(d) structural repairs that are the responsibility of Landlord as provided in Article 5.00;

(e) costs incurred or accrued due to the willful act or negligence of the Landlord or anyone acting on behalf of the Landlord;

(f) costs for which the Landlord is reimbursed by insurers or that are covered by warranties or guaranties;

(g) costs incurred for repairs or maintenance for the direct account of another tenant or vacant space;

(h) costs recovered directly from any other tenant or unit owner for separate charges including, without limitation, charges for heating, ventilating, air condition and in respect of any act, omission, neglect or default of any other tenant or unit owner;

(i) expenses incurred in leasing to or procuring of tenants, leasing commissions, advertising expenses and expenses for the renovating of space for other tenants;

(j) interest or principal payments on any mortgage or other indebtedness of Landlord;

(k) compensation paid to any employee of Landlord above the grade of property manager;

(l) any depreciation allowance or expense; or

(m) Operating Expenses that are Tenant’s direct responsibility.

2.04      Change in Tax Structure. If during the Term, a tax, assessment, excise or similar charge on the rents or profits from the Leased Premises is levied against Landlord by any taxing authority as a substitute in whole or in part, or in addition to, property or ad valorem taxes (a “Replacement Tax”), in addition to the Rent and other charges prescribed in this Lease, the amount of the Replacement Tax will be included in Operating Expenses. In the event any Replacement Tax is levied directly against Tenant, then Tenant shall be responsible for and shall pay same at such times and in such manner as the taxing authority shall require.

2.05         Increase in Insurance Premiums. If an increase in any insurance premiums paid by Landlord for the Building or Project is caused by Tenant’s use of the Leased Premises in a manner other than as set forth in Section 1.09, then Tenant shall pay as Additional Rent the amount of such increase to Landlord.

2.06         Holding Over. In the event that Tenant does not vacate the Leased Premises upon the expiration or earlier termination of this Lease or of Tenant’s right to possess the Leased Premises hereunder, Tenant shall be a tenant at sufferance for the holdover period and all of the terms and provisions of this Lease shall be applicable during that period, except that Tenant shall pay Landlord as Base Rent for the period of such holdover an amount equal to two (2) times the Base Rent that would have been payable by Tenant had the holdover period been a part of the original Term of this Lease. Tenant agrees to vacate and deliver the Leased Premises to Landlord upon Tenant’s receipt of notice from Landlord to vacate. The Rent payable during the holdover period shall be payable to Landlord on demand. No holding over by Tenant, whether with or without the consent of Landlord, shall operate to extend the Term of this Lease.

2.07         Waiver of Right to Contest Taxes. Tenant hereby waives any statutory or other right it may have to contest any taxes assessed against the Leased Premises or to receive a copy of any reappraisal thereof.

ARTICLE 3.00 OCCUPANCY AND USE

3.01       Use. Tenant warrants and represents to Landlord that the Leased Premises shall be used and occupied only for the purpose as set forth in Section 1.09. Subject to Landlord’s current security policies, Tenant shall have access to the Leased Premises seven days per week, 24 hours per day, except due to emergencies, casualty, condemnation, temporary shut downs in order to perform certain maintenance and repairs provided herein, and other similar causes. Tenant shall occupy the Leased Premises, conduct its business in such a manner as is lawful.

3.02         Signs. Landlord agrees that Tenant shall be allowed to erect or install, at Tenant’s sole cost and expense, any additional exterior signage on the Leased Premises not existing on Tenant’s acceptance of the Leased Premises, provided that such exterior signage shall be in all respects approved in writing by Landlord with respect to location, size, materials, color, graphics, and layout. Any such additional signage shall be constructed and maintained by Tenant at its sole cost and expense, in accordance with any and all applicable restrictive covenants, approval rights of any existing property association, and any and all applicable laws, ordinances, orders, rules, and regulations of all governmental entities and regulatory agencies (collectively, “Applicable Laws”). Landlord agrees that its approval of any signage requested by Tenant shall not be unreasonably withheld or delayed.

3.03       Compliance with Laws, Rules and Regulations. Tenant, at its sole cost and expense, shall comply with all laws, ordinances, orders, rules and regulations of state, federal, municipal, or other agencies or bodies having jurisdiction over use, condition, and occupancy of the Leased Premises. Tenant must use and maintain the Leased Premises in a clean, careful, safe, and proper manner and in compliance with all Applicable Laws, including Applicable Laws pertaining to health, safety, disabled persons, and the environment; provided, however, that Tenant shall not be required to make any structural changes or repairs to the Leased Premises unless the need for such structural changes or repairs is caused by Tenant, its agents, employees, invitees, or others for whom Tenant is responsible pursuant to the terms and provisions of this Lease. Notwithstanding anything to the contrary contained elsewhere in this section, it is expressly agreed and understood that Tenant’s obligation to comply with all Applicable Laws does not apply to any violations of Applicable Laws that (a) were in effect and (b) were being violated or with which the Leased Premises was not in compliance immediately prior to the time Tenant accepted the Leased Premises, including without limitation any existing environmental contamination. Tenant will comply with the rules and regulations of the Leased Premises adopted by Landlord in its reasonable discretion. All such rules and regulations and changes and amendments thereto will be sent by Landlord to Tenant in writing and shall thereafter be carried out and observed by Tenant.

3.04       Warranty of Possession. Landlord warrants that it has the right and authority to execute this Lease, and Tenant, upon payment of the required rents and subject to the terms, conditions, covenants, and agreements contained in this Lease, shall have possession of the Leased Premises during the full Term of this Lease as well as any extension or renewal thereof. Landlord shall not be responsible for the acts or omissions of any other tenant or third party that may interfere with Tenant’s use and enjoyment of the Leased Premises, provided, however, that Landlord agrees to utilize reasonable efforts in a good faith attempt to prevent any other Tenant or third party from interfering with or continuing to interfere with Tenant’s use and enjoyment of the Leased Premises.

3.05       Inspection. Landlord or its authorized agents shall at any and all reasonable times have the right to enter the Leased Premises to inspect the same, to supply janitorial service or any other service to be provided by Landlord, to show the Leased Premises to prospective purchasers or tenants (which right to show the Leased Premises to prospective tenants shall be limited to the last one hundred eighty [180] days of the Term of this Lease, as the same may have been extended hereunder), and to alter, improve, or repair the Leased Premises or any other portion of the Project. Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon, and about the Leased Premises and upon Landlord’s request, Tenant shall immediately provide Landlord with keys to all of the doors of the Leased Premises. Tenant shall not change Landlord’s lock system or in any other manner prohibit Landlord from entering the Leased Premises. Landlord shall have the right to use any and all means that Landlord may deem proper to open the Leased Premises in an emergency without liability therefor. Notwithstanding anything to the contrary contained hereinabove, Landlord agrees to (a) utilize reasonable efforts (except in the event that an emergency either exists or reasonably appears to exist or be imminent) to give Tenant twenty-four (24) hours advance notice of any intended entry by Landlord or its agents or representatives upon the Leased Premises during regular business hours and (b) utilize reasonable efforts in a good faith attempt to cause as little interruption and interference with Tenant’s conduct of business in the Leased Premises as is reasonably practicable.

ARTICLE 4.00 UTILITIES AND SERVICE

4.01       Building Services. So long as Tenant continues to occupy the Leased Premises and does not commit an event of default under this Lease, and subject to the terms and provisions hereof, Landlord shall provide to Tenant the same utility service connections to the Leased Premises as currently exist. If Tenant requires electricity in excess of the electricity Landlord must furnish under the preceding sentence, Landlord, at Tenant’s expense, will make a reasonable effort to meet (but shall have no liability for failure to meet) Tenant’s needs through the then existing feeders servicing the Leased Premises. Tenant shall pay the cost of all utility services, including, but not limited to, initial connection charges, all charges for gas, electricity, water, sanitary and storm sewer service, and for all electric lights. Landlord, not Tenant, will install any supplemental risers or wiring to meet Tenant’s excess electrical requirements at Tenant’s sole cost and expense unless Landlord agrees to permit Tenant to install same. Notwithstanding anything set forth in this Lease to the contrary, Tenant shall be solely liable and obligated for, and shall make payment directly to the service provider for, any and all electrical power now or hereafter provided to the Leased Premises and any and all janitorial and/or cleaning services utilized by Tenant in connection with the Leased Premises.

ARTICLE 5.00 REPAIRS AND MAINTENANCE

5.01       Landlord Repairs. The services described in Section 4.01 (“Building Services”) and any repairs and maintenance required of Landlord may be curtailed or interrupted as required by any Applicable Laws or because of the maintenance, repair, replacement, or improvement of the equipment involved in furnishing such services or because of changes of the suppliers of services or because of labor controversies, accidents, acts of God, or the elements or any other cause beyond Landlord’s reasonable control. Landlord agrees to attempt in good faith to resume any curtailed or interrupted Building Services that Landlord is obligated hereunder to provide after receipt of notice from Tenant advising Landlord of the affected services. Landlord shall not be required to make any improvements, replacements, or repairs of any kind or character to the Leased Premises during the Term of this Lease except as are set forth in this section. Landlord shall maintain only the electrical service to the Leased Premises, down spouts, fire sprinkler system, lawn and landscaping, paint on the exterior of the Leased Premises, exterior doors, roof, foundation, parking, sidewalk and drive areas, and the structural soundness of the exterior walls (excluding windows, window glass, plate glass, and doors), except for damages caused by Tenant, its agents, employees, contractors, guests, and invitees, which damage shall be repaired at Tenant’s sole cost and expense and which will constitute Additional Rent due hereunder upon demand by Landlord therefor. Landlord’s costs of maintaining the items set forth in this section (save and except for Landlord’s cost of maintaining the structural soundness, the roof, foundation, the exterior walls (excluding windows, window glass, and plate glass) which costs shall be Tenant’s sole responsibility) shall constitute a portion of Operating Expenses as defined in Section 2.03 and shall be subject to the Additional Rent provisions in Section 2.02. Notwithstanding anything to the contrary contained elsewhere herein, Landlord agrees to utilize reasonable efforts to effectuate and promptly complete any maintenance or repairs required to be performed by Landlord hereunder in a manner calculated to cause as little interruption and interference with Tenant’s conduct of business and operations in the Leased Premises as is reasonably practicable. In addition, if Landlord fails to perform any of its repair and maintenance obligations hereunder and such default is not cured by Landlord in accordance within thirty (30) days of written notice of such failure, then Tenant shall have the right, but not the obligation, to perform such repair and maintenance obligations as are reasonably necessary to either (a) prevent any damage to Tenant’s inventory or other personal property and/or (b) obviate any material and adverse effects to Tenant’s business operations resulting therefrom. Any and all reasonable costs and expenses paid or incurred by Tenant in performing any of Landlord’s maintenance obligations in accordance with the terms, conditions, and requirements of the immediately preceding sentence shall be paid by Landlord within fifteen (15) days after Landlord’s receipt from Tenant of an itemized statement describing the repairs and/or maintenance performed.

5.02       Tenant Repairs. Except to the extent such maintenance is the obligation of Landlord under Section 5.01, Tenant shall, at its sole cost and expense, maintain, repair, and replace all other parts of the Leased Premises and keep such Leased Premises in good repair and condition, including, but not limited to, the electrical, plumbing, mechanical (including overhead door and dock equipment), heating, ventilating, and air conditioning systems, dock bumpers. Tenant shall repair and pay for any damage caused by any act or omission of Tenant or its agents, employees, invitees, licensees, or visitors. If the Leased Premises are in a multi-occupancy Building or Project, Landlord reserves the right to perform, on Tenant’s behalf, lawn maintenance, painting, and trash pick-up and removal; Tenant agrees to pay Landlord, as Additional Rent, Tenant’s pro rata share of the cost of such services within ten (10) days from receipt of Landlord’s invoice, or Landlord may by monthly invoice direct Tenant to prepay the estimated costs for the current calendar year, and such amount shall be adjusted annually. If Tenant fails to make the repairs or replacements promptly as required herein within thirty (30) days of written notice of such failure, Landlord may, at its option, make the repairs and replacements and the cost of such repairs and replacements shall be charged to Tenant as Additional Rent and shall become due and payable by Tenant within fifteen (15) days from receipt of Landlord’s invoice. Costs incurred under this section are the total responsibility of Tenant and do not constitute Operating Expenses as defined under Section 2.03.

5.03       Request for Repairs. All requests for repairs or maintenance that are Landlord’s responsibility pursuant to any provision of this Lease must be made in writing to Landlord at Landlord’s address set forth in Section 1.08.

5.04       H VAC. Tenant is responsible for the installation, replacement and repair of the heating, ventilation, and air conditioning facilities for the Leased Premises (the “HVAC Unit(s)”), including without limitation the air distribution system.

ARTICLE 6.00 ALTERATIONS AND IMPROVEMENTS

6.01       Acceptance of Leased Premises. Tenant has accepted the Leased Premises as suitable for the purposes for which they are let. Landlord granted Tenant the right to access the Leased Premises prior to the Commencement Date for the purpose of installing its tenant improvements, fixtures and equipment.

6.02       Tenant Improvements. Tenant shall not make or allow to be made any structural in or to the Leased Premises that affect the roof, foundation or exterior walls without first notifying Landlord in writing and obtaining Landlord’s written consent, which consent may in Landlord’s reasonable discretion be denied. Any permanent affixed alterations, physical additions, or improvements to the Leased Premises made by Tenant shall become Landlord’s property upon termination of this Lease. This clause shall not apply to equipment, racking or furniture owned by Tenant, which may be removed by Tenant at the end of the Term of this Lease if Tenant is not then in default and if such equipment and furniture are not then subject to any other rights, liens, and interest of Landlord. Additionally, at the end of the Term of this Lease, at Landlord’s option, Tenant shall remove such moveable equipment or furniture or other personal property as Landlord may request. All property required to be removed pursuant to this section not removed within by shall be conclusively presumed to have been abandoned by Tenant and Landlord may, at its option, take over possession of such property declare the same to be the property of Landlord by written notice to Tenant at the address provided.

ARTICLE 7.00 CASUALTY AND INSURANCE

7.01       Substantial Destruction. If the Leased Premises should be totally destroyed by fire or other casualty, or if the Leased Premises should be damaged so that rebuilding in Landlord’s reasonable opinion cannot reasonably be completed within one hundred eighty (180) working days after the date of written notification by Tenant to Landlord of the destruction, this Lease shall, at either party’s option exercised by written notice to the other party on or before that date that is thirty (30) days after the damage or destruction, terminate, and the Rent shall be abated for the unexpired portion of the Lease, effective as of the date of the written notification.

7.02       Partial Destruction. If the Leased Premises should be partially damaged by fire or other casualty, and rebuilding or repairs can reasonably be completed in Landlord’s reasonable opinion within one hundred eighty (180) working days from the date of written notification by Tenant to Landlord of the destruction, this Lease shall not terminate, and Landlord shall proceed with reasonable diligence to rebuild or repair the Leased Premises (and any Common Elements (defined in the Condominium Declaration) necessary for their operation) or other improvements to substantially the same condition in which they existed prior to the damage. If the Leased Premises are to be rebuilt or repaired and are untenantable in whole or in part following the damage, and the damage or destruction was not caused or contributed to by act or negligence of Tenant or its agents, employees, invitees, or those for whom Tenant is responsible, the Rent payable under this Lease during the period for which the Leased Premises are untenantable shall be adjusted or abated to such an extent as may be fair and reasonable under the circumstances. In the event that Landlord fails to substantially complete the necessary repairs or rebuilding within two hundred forty (240) working days from the date of written notification by Tenant to Landlord of the destruction, Tenant may at its option terminate this Lease by delivering written notice of termination to Landlord before such time as Landlord has substantially completed the repairs or rebuilding, whereupon all rights and obligations under this Lease shall cease to exist. Notwithstanding anything set forth herein to the contrary, Landlord’s duty or obligation to repair or rebuild the Leased Premises shall be limited to the extent, and only to the extent, of the insurance proceeds Landlord actually receives, in connection with any such damage or destruction after deducting Landlord’s reasonable costs and expenses in obtaining such insurance proceeds.

7.03       Insurance. Tenant must procure and maintain throughout the Term of this Lease and any extensions or renewals thereof commercial general liability insurance (including blanket contractual liability coverage), which shall cover any claims for bodily injury, death, and/or property damage occurring in or resulting from any occurrence in the Leased Premises, including injury, death, and/or damage caused by the condition of or any defect in the Leased Premises. The policies evidencing such insurance must be in broad form satisfactory to Landlord, must name Landlord and its property management company as additional insureds, must be issued by insurance companies acceptable to Landlord, and must afford immediate protection to the limit of not less than One Million Dollars ($1,000,000) per occurrence and $2,000,000 aggregate with a deductible acceptable to Landlord. Tenant shall also deliver the policy or a certificate evidencing the same to Landlord prior to occupying the Leased Premises or commencing the construction of any improvements therein, and Tenant shall deliver a certificate of renewal from the applicable insurer at least thirty (30) days prior to the expiration of the policy. Landlord shall at all times during the Term of this Lease maintain a policy or policies of insurance with the premiums paid in advance, issued by and binding upon some solvent insurance company, insuring the Leased Premises against risk of direct physical loss in an amount equal to the full replacement cost of the Leased Premises, structure and its improvements as of the date of the loss; provided, Landlord shall not be obligated in any way or manner to insure any of Tenant’s personal property (including, but not limited to, any furniture, machinery, goods or supplies) upon or within the Leased Premises, any fixtures installed or paid for by Tenant upon or within the Leased Premises, or any improvements that Tenant may construct on the Leased Premises. Landlord shall at times during the Term of this Lease maintain a policy or policies of general liability insurance with the premiums paid in advance, issued by and binding upon some solvent insurance company, with respect to Landlord’s activities in the Leased Premises, such insurance to afford minimum protection of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000) aggregate coverage of bodily injury, death, property damage, or a combination thereof. Landlord shall not be required to maintain insurance against thefts within the Leased Premises. Tenant shall carry property insurance on an all-risk extended coverage basis endorsed to provide 100% replacement cost coverage on all personal property and equipment in the Leased Premises. Tenant shall have no right to claim the proceeds of any policy of insurance maintained by Landlord even though the cost of such insurance is borne by Tenant as set forth in ARTICLE 2.00.

7.04       Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant hereby waive and release each other of and from any and all right of recovery, claim, action, or cause of action, against each other, their agents, partners, officers, and employees, for any loss or damage that may occur to the Leased Premises, or personal property within the Leased Premises, by reason of fire, casualty, or the elements, regardless of cause or origin, including the negligence of Landlord or Tenant and their agents, officers, partners, and employees. Landlord and Tenant agree immediately to give their respective insurance companies that have issued policies of insurance covering risks of direct physical loss written notice of the terms of the mutual waivers contained in this section, and to have the insurance policies properly endorsed, if necessary, to prevent the invalidation of the insurance coverages by reason of the mutual waivers provided above. WITHOUT LIMITATION, LANDLORD AND TENANT INTEND THAT THE FOREGOING RELEASES BY LANDLORD AND TENANT BE EFFECTIVE NOTWITHSTANDING ANY STRICT LIABILITY AND/OR NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) ON THE OTHER PARTY’S PART.

7.05       Hold Harmless. Tenant shall indemnify, defend and hold Landlord harmless of and from any loss, reasonable attorney’s fees, expenses, claims, fines, suits, costs, and liability of every kind arising because of any bodily injury, death, and/or damage to property occurring in or resulting from any occurrence in the Leased Premises during the Term of this Lease and any holdover period save and except for any costs occasioned by the gross negligence or willful wrongful acts of Landlord or its agents or employees. Landlord shall not be liable to Tenant, Tenant’s employees, agents, invitees, licensees, or visitors, or to any other person, for any injury to person or damage to property on or about the Leased Premises caused by any act or omission of Tenant or its agents, servants, or employees, or of any other person entering upon the Leased Premises under express or implied invitation by Tenant, or caused by the improvements located on the Leased Premises becoming out of repair, the failure or cessation of any service provided by Landlord (including security service and devices), or caused by leakage of gas, oil, water, or steam or by electricity emanating from the Leased Premises. WITHOUT LIMITATION, LANDLORD AND TENANT INTEND AND AGREE THAT THE FOREGOING INDEMNITIES AND RELEASES SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO ANY LOSS, ATTORNEYS’ FEES, EXPENSES, CLAIMS, FINES, SUITS, COSTS, AND LIABILITY OF EVERY KIND THAT IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PARTY.

ARTICLE 8.00 CONDEMNATION

8.01       Substantial Taking. If all or a substantial part of the Leased Premises are taken for any public or quasi-public use under any governmental law, ordinance, or regulation or by right of eminent domain or by purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the Leased Premises for the purpose for which it is then being used, this Lease shall at either party’s option (exercised by written notice to the other party on or before that date that is thirty (30) days after the date the physical possession is taken by the condemning authority) terminate and the rent shall be abated during the unexpired portion of this Lease effective on the date physical possession is taken by the condemning authority. Tenant shall have no claim to the Landlord’s condemnation award or proceeds in lieu thereof. Notwithstanding anything in this paragraph, Tenant shall have the right to recover from the condemning authority, but not from Landlord, any compensation as may be separately awarded to Tenant on account of its alterations to the Leased Premises, moving and relocation expenses and depreciation to and removal of Tenant’s physical property and all other interest and property for which Tenant is entitled to compensation from such condemning authority under common law or applicable statutes.

8.02       Partial Taking. If a portion of the Leased Premises shall be taken for any public or quasi-public use under any governmental law, ordinance, or regulation or by right of eminent domain or by purchase in lieu thereof, and this Lease is not terminated as provided in Section 8.01 above, Landlord shall restore and reconstruct the Leased Premises (including all Common Elements (defined in the Condominium Declaration) necessary for their operation) and other improvements on the Leased Premises to the extent necessary to make it reasonably tenantable. The rent payable under this Lease during the unexpired portion of the Term shall be adjusted to such an extent as may be fair and reasonable under the circumstances. Tenant shall have no claim to the condemnation award or proceeds in lieu thereof. Notwithstanding anything set forth herein to the contrary, Landlord’s obligation to restore and/or reconstruct the Leased Premises as provided in this Section shall be limited to the extent, and only to the extent, that condemnation proceeds are actually received by Landlord in connection with any such taking after payment of all of Landlord’s reasonable costs and expenses in obtaining such condemnation proceeds. Notwithstanding anything to the contrary contained hereinabove, Tenant shall have the right to recover from the condemning authority, but not from Landlord, any compensation as may be separately awarded to Tenant on account of its alterations to the Leased Premises, moving and relocation expenses and depreciation to and removal of Tenant’s physical property and all other interest and property for which Tenant is entitled to compensation from such condemning authority under common law or applicable statutes.

ARTICLE 9.00 ASSIGNMENT OR SUBLEASE

9.01       Landlord Assignment. Landlord shall have the right to sell, transfer, or assign, in whole or in part, its rights and obligations under this Lease and in the Leased Premises. Any such sale, transfer, or assignment shall operate to release Landlord from any and all liabilities under this Lease arising after the date of such sale, assignment, or transfer. Additionally, Tenant shall continue to make payment of all Rent and other amounts due and payable from Tenant to Landlord hereunder to the named Landlord at the address set forth in Section 1.08 hereinabove until such time as Tenant receives an instrument executed by both the Landlord and such transferee or assignee giving notice of such transfer or assignment and including instructions for the delivery of payments and notices by Tenant to such transferee or assignee and affirming the assumption (by the transferee or assignee identified therein) of all of Landlord’s obligations and responsibilities under the Lease that are properly due, performable, allocable, and attributable to any period of time subsequent to the date of such transfer or conveyance.

9.02       Tenant Assignment. Tenant shall not assign, in whole or in part, this Lease, or allow it to be assigned, in whole or in part, by operation of law or otherwise, or sublet the Leased Premises, in whole or in part, without Landlord’s prior written consent and in no event shall any such assignment or sublease or any subsequent modification, termination, or other action or omission pertaining to this Lease ever release Tenant or any guarantor from any obligation or liability hereunder. No permitted assignee or subtenant of the Leased Premises or any portion thereof may assign or sublet the Leased Premises or any portion thereof. Notwithstanding the foregoing provisions of this ARTICLE 9.00 to the contrary, Tenant may from time to time, without Landlord’s consent, assign this Lease or sublet the Leased Premises, or any portion thereof, to any parent, subsidiary or affiliate of Tenant or any subsidiary of the parent company of Tenant subsidiary of a parent corporation of either Tenant or the guarantor of this Lease (hereinafter collectively referred to as a “Related Party”).

9.03       Subordination. Tenant accepts this Lease subject and subordinate to any recorded mortgage or deed of trust lien presently existing or hereafter created upon the Leased Premises and to all existing recorded restrictions, covenants, easements, and other agreements with respect to the Lased Premises; provided, that the holder of any lien placed against the Leased Premises or any portion thereof to enter into an agreement with Tenant making this Lease expressly subject and subordinate to such lien and all renewals, modifications, consolidations, replacements, and extensions thereof, wherein the Tenant shall agree to attorn to the purchaser at any foreclosure sale of such lien and such agreement shall contain a covenant binding upon the holder of such lien to the effect that, as long as there shall be no event of default on the part of Tenant entitling Landlord to terminate this Lease, or if any such event of default exists and the time in which to cure the event of default as contained herein shall not have expired, this Lease shall not be terminated or modified in any respect whatsoever nor shall Tenant’s rights hereunder or its occupancy of the Leased Premises be affected in any manner by reason of such lien or any foreclosure action or other proceeding that may be instituted in connection therewith or in lieu thereof, The holder of any mortgage or deed of trust lien, or the ground lessor under any ground lease, upon the Leased Premises is hereby irrevocably vested with full power and authority upon its election to subordinate its interest in the Leased Premises to the Tenant’s interest under this Lease. Upon the request of the holder of any mortgage or deed of trust lien, or the ground lessor under any ground lease, presently existing or hereafter created upon the Building or Project, Tenant and Landlord agree to execute, within thirty (30) days following receipt of a written request therefor from any such lienholder or ground lessor (as the case may be), such an agreement containing the aforesaid terms, together with such additional changes as the lienholder or ground lessor may otherwise reasonably require.

9.04       Estoppel Certificates. Tenant agrees to furnish, from time to time, within thirty (30) days after receipt of a request from Landlord or its mortgagee, a statement certifying, if applicable, the following: Tenant is in possession of the Leased Premises; the Leased Premises are acceptable; the Lease is in full force and effect; and the Tenant is not in default thereunder, the Lease is unmodified; Tenant claims no present charge, lien, or claim of offset against Rent; the Rent is paid for the current month, but is not prepaid for more than one (1) month and will not be prepaid for more than one (1) month in advance; there is no existing default by reason of some act or omission by Landlord; and such other matters as may be reasonably required by Landlord or Landlord’s mortgagee.

ARTICLE 10.00 LIENS

10.01     Landlord’s Lien. Landlord hereby irrevocably and fully waives any and all landlord’s liens it may have at law or in equity, it may have in and to any of the property or inventory of Tenant, including without limitation all lien rights of Landlord arising under Section 54.021 of the Texas Property Code.

ARTICLE 11.00 DEFAULT AND REMEDIES

11.01     Default by Tenant. The following shall be deemed to be events of default by Tenant under this Lease: (a) Tenant shall fail to pay when due any installment of Rent or any other payment required pursuant to this Lease and the failure is not cured within ten (10) days after written notice thereof that it shall be deemed to be an event of default by Tenant under this Lease; (b) Tenant shall fail to comply with any term, provision or covenant of this Lease, other than the payment of Rent, and the failure is not cured within thirty (30) days after written notice to Tenant; or (c) Tenant shall file a petition or be adjudged bankrupt or insolvent under any applicable federal or state bankruptcy or insolvency law; or a receiver or trustee shall be appointed for all or substantially all of Tenant’s assets.

11.02    Remedies of Landlord. Upon the occurrence of any event of default set forth in this Lease in Section 11.01, Landlord shall have the option, without any notice to Tenant (except as expressly provided below) and with or without judicial process, to pursue any one or more of the remedies set forth herein below or such other remedies otherwise available to Landlord at law or in equity without any notice or demand. (1) Landlord may enter upon and take custodial possession of the Leased Premises, by picking or changing locks if necessary, and lock out or remove Tenant and any other person who may be occupying all or any part of the Leased Premises without being liable for any claim for damages, and relet the Leased Premises on Tenant’s behalf and receive the Rent directly by reason of the reletting. Tenant agrees to pay Landlord on demand any deficiency that may arise by reason of any reletting of the Leased Premises; further, Tenant agrees to reimburse Landlord for any reasonable expenditures made by it in order to relet the Leased Premises, including, but not limited to, remodeling and repair costs, advertising expenses and real estate commissions. (2) Landlord may enter upon the Leased Premises, by picking or changing locks if necessary, without being liable for any claim for damages, and do whatever Tenant is obligated to do under the terms of this Lease. Tenant agrees to reimburse Landlord on demand for any expenses that Landlord may incur in effecting compliance with Tenant’s obligations under this Lease; further, Tenant agrees that Landlord shall not be liable for any damages resulting to Tenant from effecting compliance with Tenant’s obligations under this Lease. (3) Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Leased Premises to Landlord, and if Tenant fails to surrender the Leased Premises, Landlord may, without prejudice to any other remedy that it may have for possession or arrearages in Rent, enter upon and take possession of the Leased Premises, by picking or changing locks if necessary, and lock out, expel, or remove Tenant and any other person who may be occupying all or any part of the Leased Premises without being liable for any claim for damages. Tenant agrees to pay on demand the amount of all loss and damage that Landlord may suffer by reason of the termination of this Lease under this section, whether through inability to relet the Leased Premises on satisfactory terms or otherwise. Notwithstanding anything contained in this Lease to the contrary, this Lease may be terminated by Landlord only by mailing or delivering written notice of such termination to Tenant, and no other act or omission of Landlord shall be construed as a termination of this Lease. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy set forth herein or otherwise available to Landlord at law or in equity and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity or by statute. In addition to the other remedies provided in this Lease and without limiting the preceding sentence, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of this Lease, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity.

11.03    Default by Landlord. All covenants of Tenant in the Lease are independent covenants, not conditioned upon Landlord’s satisfaction of its obligations hereunder, except to the extent otherwise specifically provided herein. Tenant waives any statutory lien it may have against the Rent due under this Lease or against Landlord’s property in Tenant’s possession. If Landlord defaults in the performance of any of its obligations under this Lease, it will have thirty (30) days to cure any such default after Tenant notifies Landlord in writing of the default; or except as expressly otherwise provided in this Lease, if the default is of a nature to require more than thirty (30) days to remedy, Landlord will have the time reasonably necessary to cure it so long as Landlord commences such cure within such initial thirty (30) day period and diligently prosecutes such cure. Whenever a period of time is prescribed in the Lease for action to be taken by Landlord, Landlord will not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, Applicable Laws, or any other causes of any kind whatsoever that are beyond Landlord’s control

ARTICLE 12.00 DEFINITIONS

12.01    Abandon. “Abandon” means the vacating of all or a substantial portion of the Leased Premises by Tenant, whether or not Tenant is in default of the rental payments due under this Lease.

12.02    Association. “Association” means The 3201 Capital Blvd. Condominium Association, Inc.

12.03    Commencement Date. “Commencement Date” shall be the date set forth in Section 1.03. The Commencement Date shall constitute the commencement of the Term of this Lease for all purposes, including for payment of the Basic Rent. Notwithstanding anything set forth in this Lease to the contrary, all possession and/or occupancy of the Leased Premises, the Building, and/or the Project by Tenant prior to the Commencement Date shall be subject to all of the terms and provisions of this Lease.

12.04     Condominium. “Condominium” as used in this Lease means the Condominium described in Section 1.2, including the Leased Premises.

12.05     Effective Date. “Effective Date” shall be the date set forth in Section 1.03. The Effective Date shall constitute the commencement of this Lease for all purposes, whether or not Tenant has actually taken possession. Notwithstanding anything set forth in this Lease to the contrary, all possession and/or occupancy of the Leased Premises, the Building, and/or the Project by Tenant prior to the Effective Date shall be subject to all of the terms and provisions of this Lease, save and except only those provisions requiring the payment of Rent.

12.06     Square Feet. “Square feet” or “square foot” as used in this Lease includes the area contained within the Leased Premises, which area shall include the exterior covered areas adjacent thereto.

ARTICLE 13.00 MISCELLANEOUS

13.01    Waiver. Landlord’s failure to declare an event of default immediately upon its occurrence, or delay in taking any action in connection with an event of default, shall not constitute a waiver of the default, but Landlord shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Pursuit of any one or more of the remedies set forth in ARTICLE 11.00 above shall not preclude pursuit of any one or more of the other remedies provided elsewhere in this Lease or provided by law, nor shall pursuit of any remedy constitute forfeiture or waiver of any Rent or damages accruing to Landlord by reason of the violation of any of the terms, provisions or covenants of this Lease. Landlord’s failure to enforce one or more of the remedies provided upon an event of default shall not be deemed or construed to constitute a waiver of the default or of any other violation or breach of any of the terms, provisions and covenants contained in this Lease.

13.02    Governing Law and Attorneys’ Fees. This Lease shall be construed under and governed by the laws of the State of Texas. In the event either party defaults in the performance of any of the terms, covenants, agreements, or conditions contained in this Lease and the other party places in the hands of an attorney the enforcement of all or any part of this Lease, the collection of any Rent due or to become due or recovery of the possession of the Leased Premises, the non-prevailing party agrees to pay the prevailing party’s legal costs, including reasonable attorneys’ fees for the services of the attorney, whether suit is actually filed or not.

13.03    Successors. This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors, and permitted assigns. It is hereby covenanted and agreed that should Landlord’s interest in the Leased Premises cease to exist for any reason during the Term of this Lease, then notwithstanding the happening of such event (subject to the terms and provisions of Section 9.01 hereof), this Lease nevertheless shall remain unimpaired and in full force and effect, and Tenant hereunder agrees to attorn to the then owner of the Leased Premises.

13.04    Captions. The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of any section.

13.05    Notices. Notwithstanding any other provision to the contrary in this Lease or Section 13.05, all Rent and other payments required to be made by Tenant under this Lease shall be (i) payable to Landlord at the address set forth in Section 1.08 or at any other address within the United States as Landlord may specify from time to time by written notice, and (ii) deemed to be received by Landlord exclusively upon Landlord’s actual receipt of any such payment from Tenant. All payments required to be made by Landlord to Tenant shall be payable to Tenant at the address set forth in Section 1.08, or at any other address within the United States as Tenant may specify from time to time by written notice. Any notice or document required or permitted to be delivered by the terms of this Lease shall be deemed to be delivered (whether or not actually received) when (a) sent by personal delivery, with proof of delivery, (b) sent by expedited delivery service, with proof of delivery, (c) sent by a nationally recognized overnight courier service, with proof of delivery, (d) deposited with the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, or (e) sent by facsimile transmission (with written confirmation of receipt), to the fax telephone number listed in Section 1.08 (if any), addressed to the parties at the respective addresses set forth in Section 1.08. After the Commencement Date, any notice or document required or permitted to be delivered by the terms of this Lease may also be delivered to Tenant at the Leased Premises.

13.06     Submission of Lease. Submission of this Lease to Tenant for signature does not constitute an offer to lease, a reservation of space or an option to lease. This Lease is not effective until execution by and delivery to both Landlord and Tenant.

13.07     Authority. If Tenant executes this Lease as a legal entity (whether as a corporation, partnership, limited liability company or other entity), each of the persons executing this Lease on Tenant’s behalf does hereby personally represent and warrant that Tenant is a duly authorized and existing legal entity, that Tenant is qualified to do business in the state in which the Leased Premises are located, that the legal entity has full right and authority to enter into this Lease, and that each person signing on behalf of the legal entity is authorized to do so.

13.08     Severability. If any provision of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be in force to the greatest extent permitted by law.

13.09     Landlord's Liability. If Landlord shall be in default under this Lease and if, as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of Landlord’s right, title, and interest in the Building as the same may then be encumbered and neither Landlord nor any person or entity comprising Landlord shall be liable for a deficiency. In no event shall Tenant have the right to levy execution against any property of Landlord nor any person or entity comprising Landlord other than its interest in the Building as herein expressly provided. Notwithstanding anything to the contrary contained herein, in no event shall Landlord be liable for consequential or special damages for a breach of or default under this Lease.

13.10     Brokers and Indemnity. Tenant agrees to indemnify, defend and hold harmless Landlord from and against any liability or claim, whether meritorious or not, arising with respect to any broker whose claim arises by, through, or on behalf of Tenant. Landlord agrees to indemnify, defend and hold harmless Tenant from and against any liability or claim, whether meritorious or not, arising with respect to any broker whose claim arises by, through, or on behalf of Landlord.

13.11     Financial Covenants. Upon Landlord’s request from time to time, Tenant shall provide to Landlord copies of its most current financial statements and such other financial information as Landlord may reasonably request (including information for any guarantor of Tenant’s obligations under this Lease), provided that so long as no event of default has occurred Landlord shall not request such statements and other financial information more than once in any twelve month period.

13.12     Texas Property Code Section 93.012. Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree that each provision of this Lease for determining charges, amounts and Additional Rent payments by Tenant (including without limitation, ARTICLE 2.00 of this Lease) is commercially reasonable, and as to each such charge or amount, constitutes a “method by which the charge is to be computed” for purposes of Section 93.012 (Assessment of Charges) of the Texas Property Code (as same may be amended).

13.13     Texas Property Code Section 91.004. Tenant hereby waives any statutory lien provided under Section 91.004 of the Texas Property Code (as same may be amended).

13.14     Anti-Terrorism Representations. Tenant is not, and shall not during the Term become, a person or entity with whom Landlord is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including without limitation, persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively, “Prohibited Persons”). To the best of its knowledge, Tenant is not currently engaged in any transactions or dealings, or otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Leased Premises. Tenant will not in the future during the Term engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Leased Premises. Breach of these representations constitutes a material breach of this Lease and shall entitle Landlord to any and all remedies available thereunder, or at law or in equity.

13.15     LANDLORD AND TENANT HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM BY EITHER LANDLORD OR TENANT (OR ANY GUARANTOR OF TENANT'S OBLIGATIONS HEREUNDER) AGAINST THE OTHER(S) PERTAINING TO ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT'S USE OF THE LEASED PREMISES.

ARTICLE 14.00 AMENDMENT AND LIMITATION OF WARRANTIES

14.01     Entire Agreement. IT IS EXPRESSLY AGREED BY TENANT, AS A MATERIAL CONSIDERATION FOR THE EXECUTION OF THIS LEASE, THAT THIS LEASE, WITH THE SPECIFIC REFERENCES TO WRITTEN EXTRINSIC DOCUMENTS, IS THE ENTIRE AGREEMENT OF THE PARTIES; THAT THERE ARE, AND WERE, NO VERBAL REPRESENTATIONS, WARRANTIES, UNDERSTANDINGS, STIPULATIONS, AGREEMENTS, OR PROMISES PERTAINING TO THIS LEASE OR TO THE EXPRESSLY MENTIONED WRITTEN EXTRINSIC DOCUMENTS NOT INCORPORATED IN WRITING IN THIS LEASE.

14.02     Amendment. THIS LEASE MAY NOT BE ALTERED, WAIVED, AMENDED, OR EXTENDED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY LANDLORD AND TENANT.

14.03     Limitation of Warranties. LANDLORD AND TENANT EXPRESSLY AGREE THAT THERE ARE AND SHALL BE NO IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF ANY OTHER KIND ARISING OUT OF THIS LEASE, AND THERE ARE NO WARRANTIES THAT EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS LEASE.

ARTICLE 15.00 SCHEDULES, RIDERS, & EXHIBITS

The following Schedules, Riders, and Exhibits are attached hereto and hereby made a part of this Lease for all purposes:

Schedule I – Rules and Regulations

Rider A – Renewal Option

Exhibit A – Condominium Plat

[Remainder of Page Intentionally Left Blank]

SIGNED on the respective dates below the signatures, to be effective as of the later of such dates; provided, that if one signatory does not provide a date, the effective date shall be that below the other signature.

LANDLORD:

GLOBAL WELLS INVESTMENT GROUP LLC

BY:	/s/ Alan Yu

Name:	Alan Yu

Title:	Manager

Date:	3/29/19

TENANT:

LOLLICUP USA INC.

BY:	/s/ Marvin Cheng

Name:	Marvin Cheng

Title:

Date:	3/29/2019

[Signature Page to Standard Commercial Lease]

Rider A

to Standard Commercial Lease

Renewal Option

Tenant shall have the option (the “Renewal Option”) of extending the Term of this Lease for four (4) additional terms (the “Renewal Term”) of sixty (60) months on the same terms and conditions as provided in this Lease; provided, however, that:

1.          Any exercise of the Renewal Option hereby granted to Tenant shall be in writing delivered to Landlord not later than sixty (60) days prior to the expiration of the originally scheduled Term (the “Extension Expiration Date”).

2.          The Renewal Option hereby granted is not transferable or assignable except as provided herein, it being specifically understood that such option may only be exercised by the original Tenant, and only in the event that at the time of commencement of the Renewal Term the original Tenant is in possession of the Leased Premises and has not previously assigned this Lease or sublet any part of the Leased Premises.

3.          Tenant shall have no option to extend this Lease at any time when there exists any event of default by Tenant under this Lease or there exits any event or circumstance which, with the lapse of time or the giving of notice, or both, would constitute an event of default by Tenant under this Lease, and any notice given pursuant to subparagraph (1) above will be void if given at any such time.

Base Rent will be increased as of the commencement of the Renewal Term by three percent (3%) over the base rent in effect for the immediately preceding lease year, and shall be increased by three percent (3%) during at the commencement of the third year and the fifth year of the Renewal Term.

Exhibit A

to Standard Commercial Lease

Condominium Plat

[See page(s) following]

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